Exhibit 2

FIRST AMENDMENT TO RIGHTS AGREEMENT

FIRST AMENDMENT (this “Amendment”) to the Rights Agreement, dated as of July 7, 1999 (the “Rights Agreement”), between Applied Materials, Inc., a Delaware corporation (the “Company”), and Computershare Investor Services, LLC, a Delaware limited liability company (the “Rights Agent”), as successor Rights Agent to Harris Trust and Savings Bank, an Illinois banking corporation (the “Prior Rights Agent”), made and entered into as of November 6, 2002.

W I T N E S S E T H:

WHEREAS, the Company and the Prior Rights Agent entered into the Rights Agreement specifying the terms of the Rights;

WHEREAS, the Board of Directors of the Company has duly adopted resolutions, among other things, providing for the assignment of any and all obligations of the Prior Rights Agent under the Rights Agreement to the Rights Agent and authorizing the appropriate officers of the Company to take any and all steps and do any and all things which they deem necessary or advisable in order to effectuate this assignment; and

WHEREAS, all acts and things necessary to constitute this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery by the Company and the Rights Agent of this Amendment have in each and all respects been fully authorized by the Company and the Rights Agent;

NOW THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

1.    The Company hereby confirms the appointment of Computershare Investor Services, LLC, which succeeded, effective July 1, 2000 (the “Effective Date”), to the stockholder services business of Harris Trust and Savings Bank, as successor Rights Agent to Harris Trust and Savings Bank.

2.    The first paragraph of page one of the Rights Agreement hereby is amended by deleting the words “Harris Trust and Savings Bank, an Illinois banking corporation” and inserting in lieu thereof the words “Computershare Investor Services, LLC, a Delaware limited liability company”.

3.    The form of legend contained in Section 3(d) of the Rights Agreement hereby is amended by deleting the words “Harris Trust and Savings Bank, as Rights Agent, dated as of July 7, 1999” and inserting in lieu thereof the words “Computershare Investor Services, LLC, as Rights Agent, dated as of July 7, 1999, as amended”; provided, however, that existing certificates for Common Stock of the Company bearing the legend set forth in Section 3(d) of the Rights Agreement prior to the foregoing amendment of the required legend which have not been issued may be issued by the Company with the same effect as if the so amended legend was set forth thereon at the date of issue.

4.    Section 19(a) of the Rights Agreement hereby is amended in its entirety to read as follows:

19.    Merger or Consolidation or Change of Name of Rights Agent.    (a) Any corporation, limited liability company, trust company or similar form of entity into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation, limited liability company, trust company or similar form of entity resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation, limited liability company, trust company or similar form of entity succeeding to the corporate trust or stock transfer business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 hereof. In case at the time the successor Rights Agent shall succeed to the agency created by this Agreement, any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, the successor Rights Agent may countersign such Right Certificates either in the name of the predecessor or in the name of the successor Rights Agent; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

5.    Section 21 of the Rights Agreement hereby is amended in its entirety to read as follows:

21.    Change of Rights Agent.    The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days’ notice in writing mailed to the Company, and to each transfer agent of the Common Stock, by registered or certified mail, and, at the expense of the Company, to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock, by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (A) a corporation, limited liability company or trust company (or similar form of entity organized or formed under the laws of the United States, any State of the United States or any foreign jurisdiction) authorized to conduct business under the laws of the United States or any such State which (1) is authorized under such laws to exercise trust, fiduciary or stockholder services powers, (2) is subject to supervision or examination by a Federal or State authority, (3) is authorized under such laws to exercise the powers of the Rights Agent contemplated by this Agreement, and (4) individually or together with one or more Affiliates thereof has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10,000,000; or (B) an Affiliate of an entity described in clause (A) of this sentence. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall give notice thereof in writing to the predecessor Rights Agent and each transfer agent of the Common Stock, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

6.    Section 25 of the Rights Agreement hereby is amended by deleting the following:

Harris Trust and Savings Bank
311 W. Monroe—14th Floor
Chicago, IL 60606
Attention: Susan M. Shadel

and inserting in lieu thereof the following:

Computershare Investor Services LLC
2 North La Salle Street, 3rd Floor
Chicago, IL 60602
Attention: Marta De La Torre

7.    Exhibit B of the Rights Agreement hereby is amended by adding the words “, AS AMENDED” after the words “RIGHTS AGREEMENT” wherever they appear in the legend at the top of page B-1. Such Exhibit B is further amended by adding the words “, as amended” after the words “Rights Agreement, dated as of July 7, 1999” in the first sentence of the first paragraph of page B-1. Such Exhibit B is further amended by deleting the words “Harris Trust and Savings Bank” and “Harris Trust and Savings Bank, an Illinois banking corporation” wherever they appear therein and replacing them with the words “Computershare Investor Services LLC” or “Computershare Investor Services LLC, a Delaware limited liability company”, respectively.

8.    Exhibit C of the Rights Agreement hereby is amended by deleting the words “Harris Trust and Savings Bank” at the end of the first paragraph on page C-1 and replacing them with the words “Computershare Investor Services LLC”. Such Exhibit C is further amended by adding the words “, as amended” after the words “Rights Agreement” at the end of the first paragraph of page C-1.

9.    Except as amended hereby, the Rights Agreement shall continue in full force and effect.

10.    This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11.    This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such State.

12.    This amendment shall be deemed effective as of the Effective Date.

13.    Terms used in this Amendment and not defined herein shall have the meanings assigned to such terms by the Rights Agreement.

14.    If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidation or rendering unenforceable the remaining terms and provisions of this Amendment or the Rights Agreement or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

APPLIED MATERIALS, INC.

By:	/s/ JOSEPH J. SWEENEY
Name: Title:	Joseph J. Sweeney Group Vice President, Legal Affairs and Intellectual Property and Corporate Secretary

COMPUTERSHARE INVESTOR SERVICES, LLC

By:	/s/ MARTA DE LA TORRE
Name: Title:	Marta De La Torre Relationship Manager